Inuvo Announces Financial Results for the Fourth Quarter and Full Year Ending December 31, 2021

2021 fourth quarter revenue totaled $19.7 million an increase of 53% year-over-year and 17.2% sequentially

Net revenue for 2021 increased 34% year-over-year to $59.8 million

LITTLE ROCK, AR, March 17, 2022 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today announced its financial results for the fourth quarter and full year ending December 31, 2021.

Rich Howe, Chief Executive Officer of Inuvo, commented, “We reported another strong fourth quarter, delivering $19.7 million in revenue, an increase of 53% year-over-year and 17% sequentially. Year-over-year revenue growth from the second quarter through the fourth quarter of 2021 was 66%, 83% and now 53%, a testament to the demand for both the ValidClick and IntentKey platforms. Additionally, as we had been messaging throughout the year, we delivered a positive Adjusted EBITDA in the fourth quarter. “

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2021:
Net revenue for the 2021 fourth quarter totaled $19.7 million as compared to $12.9 million during the same period in the year prior, an increase of 53%. Net revenue increased 17.2% sequentially for the 2021 fourth quarter as compared to revenue of $16.8 million for the third quarter of 2021.

Net revenue for the full year ended December 31, 2021 totaled $59.8 million as compared to $44.6 million during the same period the year prior, an increase of 34% year-over-year driven by an increase in ValidClick revenue of 22% and IntentKey revenue of 75% year-over-year respectively. As a percentage of revenue, IntentKey increased from 23.3% to 30.4% for the full year 2021.

Cost of revenue for the full year ended December 31, 2021 totaled $15.9 million as compared to $8.3 million during the same period the year prior, an increase of 92%. The components of the cost of revenue have shifted, as the IntentKey platform revenue has become a greater percentage of net revenue. The increase in cost of revenue was largely due to the acquisition of new customers. Cost of revenue for the 2021 fourth quarter increased to $8.5 million as compared to $2.1 million for the 2020 fourth quarter.

Gross profit totaled $43.9 million for the full year ended December 31, 2021 as compared to $36.3 million for the same period the year prior, an increase of 20.9%. Gross profit margin for the 2021 full year was 73.4% as compared to 81.4% for the 2020 full year. Gross profit totaled $11.3 million for the 2021 fourth quarter as compared to $10.8 million for the 2020 fourth quarter. Gross profit margin for the 2021 fourth quarter was 57.1% as compared to 83.4% for the 2020 fourth quarter. The IntentKey platform has a lower gross margin than the ValidClick platform but has a greater overall net margin than the ValidClick platform. As IntentKey revenue becomes a greater percentage of net revenue, gross margins decrease.

Operating expenses for the full year ended December 31, 2021 totaled $51.7 million, an increase of 16.4% as compared to $44.4 million for the same period the year prior. Operating expenses for the 2021 fourth quarter totaled $12.3 million as compared to $12.6 million for the 2020 fourth quarter.

Net loss for the year ended December 31, 2021 totaled $7.6 million. Noncash expenses of amortization, depreciation and stock-based compensation totaled $5.6 million for the year.

Adjusted EBITDA was $466 thousand in the fourth quarter and a loss of $2.1 million for the full year.

Liquidity and Capital Resources:
At December 31, 2021, Inuvo had $13.3 million in cash, cash equivalents and marketable securities. Net working capital was $12.4 million. As of March 11, 2022 there were 119,547,810 shares of common stock outstanding.

Conference Call Details:
Date: Thursday, March 17, 2022
Time: 4:30 p.m. Eastern Time
Toll-free Dial-in Number: 1-800-289-0438
International Dial-in Number: 1-323-794-2423
Conference ID: 7249642
Webcast Link: HERE

A telephone replay will be available through Thursday, March 31, 2022. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 7249642 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed on March 17, 2022, our Quarterly Reports on Form 10-Q, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations :
KCSA Strategic Communications

Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2021	2020	2021	2020
Net revenue	$19,736,261	$12,902,487	$59,830,688	$44,640,007
Cost of revenue	8,459,820	2,141,562	15,925,837	8,296,483
Gross profit	11,276,441	10,760,925	43,904,851	36,343,524
Operating expenses
Marketing costs	7,414,070	8,261,359	33,096,000	27,410,284
Compensation	2,923,046	2,425,592	11,381,279	9,350,831
Selling, general and administrative	1,971,476	1,920,769	7,198,213	7,630,990
Total operating expenses	12,308,592	12,607,720	51,675,492	44,392,105
Operating loss	(1,032,151)	(1,846,795)	(7,770,641)	(8,048,581)
Interest expense, net	(50,342)	(2,170)	(86,983)	(253,505)
Other (expense)income , net	(158,493)	1,134,000	256,975	997,517
Net loss	(1,240,986)	(714,965)	(7,600,649)	(7,304,569)
Other comprehensive income
Unrealized gain on marketable securities	53,737	0	53,737	0
Comprehensive loss	(1,187,249)	(714,965)	(7,546,912)	(7,304,569)

Per common share data
Basic and diluted
Net loss	($0.01)	($0.01)	($0.06)	($0.09)

Weighted average shares outstanding
Basic	117,613,845	97,629,735	117,613,845	77,473,749
Diluted	117,613,845	97,629,735	117,613,845	77,473,749

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	December 31,

	2021	2020
Assets

Cash and cash equivalent	$10,475,964	$7,890,665
Marketable securities-short term	1,927,979	-
Accounts receivable, net	9,265,813	6,227,610
Prepaid expenses and other current assets	1,408,186	413,435
Total current assets	23,077,942	14,531,710

Property and equipment, net	1,506,766	1,187,061
Other assets
Marketable securities-long term	859,512	-
Referral and support services agreement advance	1,100,000	-
Intangible assets, net of accumulated amortization	6,720,585	8,586,089
Goodwill	9,853,342	9,853,342
Right of use assets and other assets	878,927	1,023,369
Total other assets	19,412,366	19,462,800
Total assets	$43,997,074	$35,181,571

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$4,844,716	$4,048,260
Accrued expenses and other current liabilities	5,374,391	4,216,448
Lease liability	443,432	464,464
Total current liabilities	10,662,539	8,729,172

Deferred tax liability	107,000	107,000
Lease liability and other long-term liabilities	419,540	1,056,285
Total long-term liabilities	526,540	1,163,285

Total stockholders' equity	32,807,995	25,289,114
Total liabilities and stockholders' equity	$43,997,074	$35,181,571

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31

Operating loss	($1,032,151)	($1,846,795)	($7,770,641)	($8,048,581)
Depreciation	332,918	318,623	1,277,664	1,372,426
Amortization	551,700	542,827	2,188,251	2,233,485
EBITDA	(147,533)	(985,345)	(4,304,726)	(4,442,670)
Stock-based compensation	613,238	198,068	2,179,254	858,683
Non-recurring items:
PPP Loan Forgiven	-	1,109,000	-	1,109,000
Third party rights agreement	-	24,999	-	78,762
Adjusted EBITDA	$465,705	$346,722	($2,125,472)	($2,396,225)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as operating loss plus (i) depreciation, and (ii) amortization. We further define Adjusted EBITDA as EBITDA plus (iii) stock-based compensation and (iv) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.